EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements of Dean Foods Company on Form S-4 (No. 333-29741) and on Form S-8 (Nos. 333-68319, 333-80641, 333-11185, 333-28019, 333-28021, 333-41353, 333-50013, 333-55969, 333-30160, 333-42828, 333-64936, 333-75820, 333-103252 and 333-104247) of our reports relating to the financial statements of Dean Foods Company and management’s report on the effectiveness of internal controls over financial reporting dated March 14, 2005, (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in 2002 in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142) appearing in the Annual Report on Form 10-K of Dean Foods Company for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Dallas, Texas
March 16, 2005